CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 333-37277 on Form N-1A of our report dated August 27, 2010, relating to the financial statements and financial highlights of the James Advantage Funds, including James Balanced: Golden Rainbow Fund, James Small Cap Fund, James Market Neutral Fund, and James Mid Cap Fund, appearing in the Annual Report on Form N-CSR of the James Advantage Funds for the year ended June 30, 2010, and to the references to us under the heading “Other Services” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 22, 2011